                          ORBITTRAVEL.COM CORPORATION,

"CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ORBITTRAVELCOM
CORPORATION

ORBITTRAVEL.COM CORPORATION, a corporation organized and existing and in good standing under the General Corporation Law of the State of Delaware (the
"Corporation") hereby certifies as follows:

(a) That the Company's Board of Directors at a meeting duly convened and held, adopted the following resolution:

RESOLVED, that the Board of Directors hereby declares it adviseable and in the best Interests of the Corporation and it's shareholders that the Corporation's
Certificate of Incorporation be amended to read as follows:

Article I of the Corporation's Certificate of Incorporation, as amended, would be deleted In Its entirety, and the following substituted In lieu thereof:

ARTICLE: 1 ,

NAME

The name of the Corporation Is ORBIT BRANDS CORPORATION
(the "Corporation").

Article IV of the Corporation's Certificate of Incorporation, as amended. would be deleted In its entirety, and the following substituted in lieu thereof:

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that this Corporation shall have the authority to issue is (I) Two Billion (2,OOO,OOO,OOO) shares of Common Stock,
$.001 par value per share ("Common Stock"), and (ii) Ten Million (10,000,000)
shares of Preferred Stock. $.001 par value per share ("Preferred Stock").

ORBITTRAVEL.COM CORPORATION

(b) That the aforesaid amendments have been consented to and authorized by the

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holders of a majority of the issued and outstanding stock entitled to vote pursuant to Section 228 of the General Corporation Law of the State of Delaware.

(c) That the aforesaid amendments were duly adopted pursuant to the applicable provisions of Sections 242 and 222 of the General Corporation law of the State
of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Joseph R. Cellura. this 13 day of April. 2004.

/s/Joseph R. Cellura
Joseph R. Cellura
Chairman & CEO
Authorized Officer

/s/Bradley S. Clark
Bradley S. Clark
Witness